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CIGNA  CORPORATION                                                             EXHIBIT 12
COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED  CHARGES
(Dollars in millions)
                                                                    Six Months Ended
                                                                        June 30,
                                                                 1994              1993
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
Income before income taxes                                    $    374            $   162
                                                              --------            -------

Fixed charges included in income:
    Interest expense                                                61                 60
    Interest portion of rental expense                              52                 52
                                                              --------            -------

Total fixed charges included in income                             113                112
                                                              --------            -------

Income available for fixed charges                            $    487            $   274
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RATIO OF EARNINGS TO FIXED CHARGES                                 4.3                2.4
- --------------------------------------------------------------===========================
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